

Elizabeth Peyton
(b. 1965)



12 × 9 in

This portrait of celebrity artist Maurizio Cattelan was exhibited in Peyton's mid-career retrospective at the New Museum in New York.

INVESTMENT THESIS

Initial Offering Price
$492,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.0m
$0.8m
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$0.2m
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Price Appreciation of Similar Works
14.3%

Sharpe Ratio (2000-2023)	watch video
Elizabeth Peyton	Not enough data
S&P 500	0.38

3% Progress

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Elizabeth Peyton
(b. 1965)

Why we like this offering

1. The Artwork is a prime example of Elizabeth Peyton's personal portraits of her friends, and peers - in this case the celebrity artist, Maurizio Cattelan.
2. The Artwork was included in Elizabeth Peyton's major mid-career retrospective at the New Museum in New York in 2008 and 2009.
3. Auction records for artworks similar in scale, style, and period are led by *Flower Ben (2002)*, which sold for $945,000 at Sotheby's in November 2018, followed by *Christmas (Tony)* (2000), which sold for $752,000 at Sotheby's in May 2024, and *Prince Harry, September 1998* (1998), which sold for $621,717 at Phillips in June 2023.
4. In recent years, Peyton's work has become increasingly popular with collectors, and her paintings have sold for seven-figure prices at auction. Her auction records are led by *Matthew (1997)*, which recently sold for $2,470,000 at Christie's in May 2024, *Nick with His Eyes Shut (2003)*, which sold for $2,470,000 at Sotheby's in November 2022, and *Sid Vicious Arrested, Chelsea Hotel (1998)*, which sold for $2,238,000 at Sotheby's in November 2023.
5. The Artwork pictures the now world-renowned contemporary artist Maurizio Cattelan, who was still up-and-coming in 1999. He is part of a community of artist friends and boyfriends that Elizabeth Peyton painted, along with Piotr Uklanski, Martin Creed, and Rikrit Tiravanija, among others.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$7,811,085	21	$2,016,667

Turnover by Year


6.3M
4.8M
3.2M
1.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
40
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10
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$492,000**
Offering Circular	sec.gov/edgar

Painting





About Elizabeth Peyton

Elizabeth Peyton (b. 1965, Connecticut) is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances. Her intentional use of line and color in small to medium scale portrait paintings capture the unique emotional landscapes of her subjects, which range from historic figures to rock stars to cultural icons to close friends.

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ELIZABETH PEYTON

b. 1965, UNITED STATES



$492,000

INITIAL OFFERING

14.3%

ANNUAL APPRECIATION OF SIMILAR WORKS (2016-2024)[1,2]

27.2%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Oil on board | 12 × 9 in. (30 × 23 cm.)

Elizabeth Peyton is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances

The Artwork is a prime example of Elizabeth Peyton's personal portraits of her friends, boyfriends, and peers. The Artwork pictures the now world-renowned contemporary artist Maurizio Cattelan, who was still up-and-coming in 1999. He is part of a community of artist friends and boyfriends that Elizabeth Peyton painted, along with Piotr Uklanski, Martin Creed, and Rikrit Tiravanija, among others. The figures in Elizabeth Peyton's portraits are characterized by their natural, relaxed demeanors. Elizabeth Peyton paints her subjects with simplified, smooth features, which gives the sitters unnaturally youthful appearances, making her paintings feel timeless. In addition to the personal subject matter in many of her portraits, Elizabeth Peyton cultivates intimacy through her use of small canvases and close crops, which creates the illusion of being in the room with her subject. The Artwork was included in Elizabeth Peyton's major mid-career retrospective at the New Museum in New York in 2008 and 2009. The Artworks is a small-scale, vertically-oriented painting on panel of a young Maurizio Cattelan casually leaning over and eating from an aluminum take-out container of food. He wears blue denim jeans and a half-unzipped blue hoodie. The cropped perspective suggests the interior of a home, with yellow chairs, a book shelf and a brown ladder behind him. Auction records for artworks similar in scale, style, and period are led by Flower Ben (2002), which sold for $945,000 at Sotheby's New York on November 15, 2018, followed by Christmas (Tony) (2000), which sold for $752,000 at Sotheby's New York on May 14, 2024, and Prince Harry, September 1998 (1998), which sold for $621,717 (£488,950) at Phillips London on June 30, 2023.

Elizabeth Peyton is represented by Thaddaeus Ropac Gallery and David Zwirner Gallery. She has been the subject of solo exhibitions at various prestigious institutions, including the Aldrich Contemporary Art Museum in Ridgefield, Connecticut (2008), the Irish Museum of Modern Art in Dublin (2009), the Mildred Lane Kemper Art Museum in St. Louis (2011),

HER AUCTION RECORDS ARE LED BY MATTHEW (1997), WHICH SOLD FOR $2,470,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, NICK WITH HIS EYES SHUT (2003), WHICH SOLD FOR $2,470,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, AND SID VICIOUS ARRESTED, CHELSEA HOTEL (1998), WHICH SOLD FOR $2,238,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 15, 2023.

the Opelvillen in Rüsselsheim, Germany (2011); the Staatliche Kunsthalle Baden-Baden in Germany (2013), the Gallery Met at the Metropolitan Opera in New York (2016), the Hara Museum of Contemporary Art in Tokyo (2017), the French Academy at Villa Medici in Rome (2017), the National Portrait Gallery in London (2019), and the UCCA Center for Contemporary Art in Beijing (2020). Her work can also be found in the permanent collections of the the Museum of Modern Art in New York, Tate Modern in London, the Museum of Contemporary Art in Los Angeles, and the Centre Pompidou in Paris, among many others. In recent years, Peyton's work has become increasingly popular with collectors, and her paintings have sold for seven-figure prices at auction. Her auction records are led by Matthew (1997), which sold for $2,470,000 at Christie's New York on May 14, 2024, Nick with His Eyes Shut (2003), which sold for $2,470,000 at Sotheby's New York on November 16, 2022, and Sid Vicious Arrested, Chelsea Hotel (1998), which sold for $2,238,000 at Sotheby's New York on November 15, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$0
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Elizabeth Peyton (b. 1965, Danbury, Connecticut) is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances. In 1987, Peyton graduated from the School of Visual Arts in New York with an early interest in portraiture. That same year, she held her first solo exhibition at Althea Viafora Gallery in New York. Her early exhibition history also featured numerous less conventional spaces like hotel rooms, bars, and restaurant bathrooms. In 1993, a solo exhibition with Gavin Brown's Enterprise at Hotel Chelsea in Room 828 brought her into critical contemporary art discourse and led to an exhibition at Gavin Brown's Enterprise's main gallery two years later. In 2008, the New Museum in New York organized the mid-career retrospective, Live Forever: Elizabeth Peyton, which proceeded to travel to the Walker Art Center in Minneapolis, the Whitechapel Gallery in London, and the Bonnefanten Museum in Maastricht, the Netherlands. Her intentional use of line and color in small to medium scale portrait paintings capture the unique emotional landscapes of her subjects, which range from historic figures to rock stars to cultural icons to close friends. As of June 28, 2023, Peyton continues to live and work in New York.





ELIZABETH PEYTON



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Elizabeth Peyton with the following criteria: Works on panel or board created between 1996 and 2010 that measure under 13 inches by 13 inches, excluding nudes and horizontal format. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 8.9% CAGR implied from selected sales occurring from November 16, 2001, to May 14, 2024. The realized prices comprised by this set of transactions have increased at an estimated 14.3% CAGR implied from selected sales occurring from February 29, 2016, to May 14, 2024.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Elizabeth Peyton have a record price compound annual growth rate ("CAGR") of 27.2% from November 17, 1999 to December 31, 2023. This calculation is based on (i) a record price of $6,000 on November 17, 1999, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,000,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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